JONES APPAREL GROUP, INC.
                                        RATIO OF EARNINGS TO FIXED CHARGES


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

                                 Six
                                months
                                 ended                    Year Ended December 31,
                               --------   ---------------------------------------------------
                               7/4/1999      1998       1997       1996       1995       1994

Income before income taxes .   $ 86,285   $251,811   $194,609   $127,763   $ 99,668   $ 87,345

Fixed charges

   Interest expense and ....     18,569     11,845      3,584      3,040      1,908      1,212
   amortization of financing
   costs

   Portion of rent expense .      6,161      9,116      7,379      6,290      5,115      3,715
   representing interest
                               --------   --------   --------   --------   --------   --------
Total fixed charges
   excluding capitalized
   interest ................     24,730     20,961     10,963      9,330      7,023      4,927

Capitalized interest .......       --          671        370        181        181         20
                               --------   --------   --------   --------   --------   --------
Total fixed charges ........     24,730     21,632     11,333      9,511      7,204      4,947
                               --------   --------   --------   --------   --------   --------
Income before income taxes
and fixed charges ..........   $111,015   $272,772   $205,572   $137,093   $106,691   $ 92,272
                               ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed .        4.5       12.6       18.1       14.4       14.8       18.7
charges
                               ========   ========   ========   ========   ========   ========

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